SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Natus Medical Incorporated

(Name of Registrant as Specified in Its Charter)

Voce Catalyst Partners LP
Voce Capital Management LLC
Voce Capital LLC

J. Daniel Plants
Mark G. Gilreath
Lisa Wipperman Heine
Joshua H. Levine

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 14, 2018, Voce Capital Management LLC issued the following press release:

vocecapital

A voice for value

 VOCE COMMENTS ON NATUS’ ATTEMPT TO PRESENT A FAÇADE OF IMPROVED GOVERNANCE

Natus’ Midnight Conversion on Minimal Governance Items Must be Seen for What it is

Proposed Board Changes Won’t Result in Annual Elections for All Directors Until 2022

Looming Presence of Chairman Gunst Remains Bulwark to any Meaningful Change at Natus

Both ISS and Glass Lewis Have Noted the Myriad Other Serious Governance, Strategy and Performance Issues at Natus which Demand Immediate Attention

Voce Urges Stockholders to Follow Both ISS and Glass Lewis and Vote FOR Voce’s Nominees on the BLUE Proxy Card

SAN FRANCISCO, June 14, 2018 – Voce Capital Management LLC (“Voce”), a long-term owner of Natus Medical Incorporated (Nasdaq: BABY) (“Natus” or the “Company”) and the owner of approximately 2.2% of its shares outstanding, today commented on the Company’s press release issued earlier in the day:

“Over the past few weeks, Natus’ stockholders have been bombarded with a series of shifting, and progressively negative, press releases by Natus’ Board. These missives, issued as Natus has received numerous signals of no-confidence from the investment community, have repeatedly distorted the facts and attempted to discredit, through selective and base distortions, the track records of the three highly-qualified, independent Nominees we have presented for election to Natus’ Board. With each setback it has suffered, Natus has stooped lower in its public communications and its laxity with the truth.

We have elected to take the high road and not respond point-for-point as the Company has ignored inconvenient truths and provided grossly incomplete portrayals of the facts. Until now, we have been content to allow the views of the leading proxy advisory services to speak for us as we have engaged with stockholders behind the scenes. But Voce believes we now must set the record straight.

The Promised Changes Are Minimal, Reactive Measures to Try to Protect Challenged Directors

The Pyramid | 600 Montgomery Street San Francisco, CA 94111 (415) 489-2600 tel (415) 489-2610 fax www.vocecapital.com

Today’s announcement by Natus of its intention to commence a future process to ask stockholders to vote on a phased, multi-year de-staggering of its Board, accompanied by other technical changes to its voting mechanics, must be viewed by stockholders in light of the context in which they come. As with the Board’s other recent reactionary moves, this morning’s announcement is not the product of a comprehensive governance assessment or thoughtful refreshment process nor would it bring any real governance change. Rather, in the past two weeks both leading proxy advisory services, Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), have strongly condemned Natus’ corporate governance; questioned the Company’s strategy, execution and leadership; and recommended that stockholders support our Nominees on Voce’s BLUE card. Substantial stockholder voting has already occurred.

Now, just one week away from the 2018 Annual Meeting, with the Board’s hand-picked designees at risk and Chairman Gunst clinging to the 14-year death grip he has held on the Chairmanship, Natus has suddenly concluded that it wishes to ‘strengthen the Company’s corporate governance.’ These transparent moves are easily seen for what they are – the absolute minimum in a desperate entrenchment maneuver.

Chairman Gunst Remains an Obstacle to Change

As a reminder, we find ourselves in this contested election in large part because of deep governance flaws for which Chairman Gunst is directly responsible. Had Chairman Gunst actually understood his responsibilities and faithfully executed them, he would have realized a long time ago that the Company’s staggered Board is an antiquated relic from yester-year. His tired and stale perspective – having zero healthcare experience, no job since the 1990s and no other Board seat in twelve years – perhaps explain, while not excusing, his seeming lack of facility with basic directorial responsibilities, particularly for a Chairman.

The Bare-Minimum Changes Will Take Years to Have Any Effect and Ignore Many Other Holistic Governance Failures

Of course we support the de-staggering of any corporate Board; doing so was one of the 18 immediate “starter kit” suggestions for Natus, which the Board previously ridiculed, on page 97 of our whitepaper, “BABY Come Back,” on May 30. But it is highly revealing that, under the enormous scrutiny and pressure that the Board has subjected itself to due to its abysmal results and failed stewardship, today’s Big Announcement is all that the Natus Board has to offer its long-suffering stockholders. The Board is merely proposing, over a multi-year period, to align its Director election procedures with those already followed by 89% of the companies in the S&P. While the Board’s announcement was very light on details, even if the Board carries through with actually putting the proposal to a vote in 2019, and in the event it is then passed by stockholders, the entire Board would still not stand for election until 2022. That this is what Natus thinks its stockholders are demanding shows just how tone-deaf this Board actually is. Not coincidentally, at the same time the Board proposes to de-stagger itself it also announced its intention to limit stockholder influence by eliminating cumulative voting, which its Charter presently provides to stockholders.

The deep-seated and holistic corporate governance issues that both ISS and Glass Lewis found go far beyond the Boards’ voting mechanics and involve profound and chronic failures of independence, oversight, alignment and leadership, among many others:1

  “In many ways, Natus' corporate governance remains sub-optimal…The dissident's characterization of the board as insular is magnified by the fact that the board's newest member, Dr. Paul, appears to be the only independent director on the board who sits on the board of another public company, and no independent director seems to be employed as an executive outside of Natus.” – ISS
  “[T]he Dissident has expressed valid concern with several aspects of the Company’s governance structure and practices….Moreover, in the context of this proxy contest, we find it concerning that Mr. Weiss was recommended to the board by CEO Hawkins and that CEO Hawkins and Mr. Weiss reside in the same gated community in Pleasanton, CA. Given these connections, we question whether Mr. Weiss would provide a sufficient level of independent oversight.” – Glass Lewis
▪	“We are particularly troubled that the incumbent board does not appear to have taken any steps to investigate or address business in Venezuela…[W]e believe the details of Mr. Hawkins’ conduct contained in a Federal District Court opinion filed February 26, 2018 are highly concerning and warrant scrutiny from the board. Given the board’s apparent failure to pursue this matter, we believe additional independent oversight on the board is warranted.” – Glass Lewis
▪	“[W]e believe the Dissident has raised valid concerns with the structure of the Company’s compensation plans. We are particularly concerned that the Company relies on time-based vesting of equity awards for executive officers. We view performance-based vesting as more appropriate for linking executive compensation with performance…[W]e find that the Company has been deficient in linking executive pay to corporate performance, as indicated by the "F" grade received by the Company in Glass Lewis' pay-for-performance model.” – Glass Lewis

__________________________

1 Permission to quote ISS and Glass Lewis was neither sought nor obtained.

Natus’ Strategic and Operational Issues are Urgent and Demand Immediate Attention

While the Board would have stockholders twiddle their thumbs for the next few years as its glacial de-staggering process unfolds, the issues facing Natus stockholders are severe and demand urgent attention. Voce has strongly criticized Natus’ corporate governance, and previously noted the existence of its staggered Board, but the issues that are destroying value at Natus go far beyond the mechanics of how Directors are elected. Natus has suffered a strategic and operational breakdown for years, and its stubborn adherence to its roll-up strategy has harmed the Company and stockholders.

▪	“Having considered the arguments presented by both sides as well as our assessment discussed above, we believe there is reasonable basis to conclude Natus has materially underperformed on a TSR basis, particularly in recent periods.” – Glass Lewis
▪	“The combination of significantly higher revenue but modestly higher EPS implies that either the acquisitions have not substantially added to the company's EPS, or that the acquisitions are masking other problems within the company. The company's disclosure points to the latter, but investors cannot be sure, as the company does not disclose the profitability of its three business segments, only their revenue.” – ISS
▪	“Encouragingly, we believe this process and the likely appointment of two new independent board members is important as it has caused the light to shine on some of the issues that have plagued Natus and puts pressure on the board to at least consider changes. Specifically, if the results of this recommendation play out, we are hopeful that the topics of acquisition integration and more efficient spending will be addressed. These are the biggest issues we have had with the company and we believe represent the key to stock price performance.” – William Blair[2]
▪	“We find that…Natus has suffered from poor financial performance in recent years and that the Company has failed to achieve numerous financial targets set by management. The Company has struggled to deliver meaningful organic growth and recent acquisitions do not appear to have generated anticipated scale benefits.” – Glass Lewis
▪	“BABY will not be able to meet margin and earnings expectations for H2’18. In our opinion, Q1’18 margins benefited from rising inventory, as well as reduced expenses for warranty and bad debt. As a result, we believe it is unlikely that BABY will be able to realize the substantial margin expansion analysts appear to expect and are implied by management’s guidance for the back half of 2018. We also note receivables have been rising since 6/17. Finally, we believe BABY is aggressive with regard to the costs it chooses to exclude from Non-GAAP results. Thus, we are adding the company to our Biggest Concerns list…Expectations look like a very big hockey stick for 2018…We believe recent reductions in expenses subject to management discretion (bad debt and warranty) and elevated inventory will make margin expansion goals in 2018 difficult to achieve.” – CFRA Research[3]

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2 William Blair analyst report, 6/11/18.

3 CFRA Research analyst report, 6/3/18.

Real and Substantive Progress Requires Immediate Changes to the Composition of Natus’ Board

In recognition of the complex issues confronting Natus’ strategy and operations, Voce has recruited three Nominees who each have more than 25 years of operating experience in medical technology and devices. They bring particular expertise in clinical and regulatory affairs, commercial and operational excellence and capital allocation, all areas where ISS and Glass Lewis found significant deficiencies at Natus. Natus has grossly distorted the track records of these outstanding executives, conveniently ignoring several successful strategic exits and board tenures where significant stockholder value has been created. None of the Nominees are affiliated in any way with Voce, nor are they being compensated by Voce; two of them are already Natus stockholders. If elected, the Nominees will bring their significant expertise and independent, thoughtful approaches to bear on the business and operational challenges confronting Natus, helping to usher Natus’ corporate governance into the modern age.

  “The dissident's nominees likewise appear to have significant and relevant experience as executives in the medical technology industry. . . .As such votes on the dissident (BLUE) card for nominees Heine and Levine appear warranted.” – ISS
▪	“Turning to the nominees, we find that the Dissident has put forward well-qualified nominees with relevant industry experience and appropriate credentials. Notably, Dissident Nominees Gilreath, Heine and Levine all have executive management experience in the medical device industry and public company board experience.” – Glass Lewis

We invite our fellow stockholders to join us in seeking to restore credibility to Natus’ Board by voting FOR Voce’s highly-qualified and independent Nominees, and FOR Voce’s Removal Proposal to replace Chairman Gunst. As we have previously stated, ultimately the responsibility for what has occurred at Natus rests with Chairman Gunst, and in recent days we have only become more convinced that his prioritization of his own position over what’s best for the Company, his general detachment from the business and the requirements of being a modern Chairman and his inability to effectively oversee management make his removal an essential step for the future of Natus.

We look forward to seeing our fellow stockholders at the upcoming Annual Meeting on June 22, 2018 and urge stockholders to vote for change at Natus on the BLUE proxy card today.”

About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Investor Contact:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (855) 208-8902

info@okapipartners.com

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

(212) 486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

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